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Mac-Gray Corporation

(Name of Registrant as Specified in Its Charter)

TUC Investor Value Creation Group, LLC
Kovpak II, LLC
Richard Drexler
Michael J. Soenen
Benjamin Kovler

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News Release

For further information:
Benjamin Kovler	Alan Miller/Scott Winter/Larry Miller
TUC Investor Value Creation Group, LLC	Innisfree M&A Incorporated
312/664-5050	212/750-5833
FOR IMMEDIATE RELEASE
TUC INVESTOR VALUE CREATION GROUP OUTLINES PLAN TO
CREATE VALUE FOR ALL MAC-GRAY STOCKHOLDERS
Comprehensive Operational and Strategic Analysis Will Focus on
Expanding Margins and Increasing Free Cash Flow
     CHICAGO, May 13, 2011—TUC Investor Value Creation Group, LLC (“TUC IVC Group”) today announced it has sent a second letter to Mac-Gray Corporation (“Mac-Gray”) (NYSE: TUC) stockholders outlining value-creation initiatives its three highly qualified, independent director nominees would explore if elected to the Board of Directors. Mac-Gray’s Annual Meeting of Stockholders is scheduled to be held on Wednesday, May 18, 2011. The full text of the letter follows:
Dear Fellow Mac-Gray Stockholders:
THE CURRENT MAC-GRAY BOARD HAS DISREGARDED
THE WILL OF ITS STOCKHOLDERS
     In 2009 and 2010, a majority of stockholders voted to declassify Mac-Gray’s Board and remove its poison pill. Yet the Governance Committee of the current Board opted to ignore the express wishes of stockholders by maintaining both the classified Board structure and the poison pill. We believe that Mac-Gray’s current directors have deliberately ignored clear directions from stockholders and should be replaced by your vote at next week’s Annual Meeting.
OUR NOMINEES HAVE A CLEAR PLAN TO BOOST EBITDA MARGINS
AND INCREASE RETURNS ON INVESTED CAPITAL
     As you know, on April 21, 2011, your current Board of Directors sent you a letter suggesting that “change is not warranted” at Mac-Gray. They told you that “your Board of completely independent directors has consistently been infused with fresh ideas.” Yet on Mac-Gray’s May 5, 2011, quarterly conference call with investors, management stated that, “we have said this before, we — we’ve sort of run out of good ideas on how to reduce expenses.”

     Unlike the incumbent Board, our nominees have no shortage of ideas to increase value for Mac-Gray stockholders. We believe that our plan would materially expand Mac-Gray’s EBITDA margins while reducing capital expenditure requirements, increasing the company’s consolidated returns on invested capital and boosting free cash flow. Our candidates, if elected, will conduct an operational review to determine the extent to which certain value-creation initiatives could be executed successfully at Mac-Gray, including (but not limited to):
•	Reduce corporate SG&A. On the May 5, 2011 conference call, management noted that there are more than 90 people at Mac-Gray corporate. While a full review is necessary to determine the extent to which this workforce is essential to the profitable operation of the business, we note that CoinMach’s SG&A expense for the twelve-month period ended September 30, 2007, was just $13.7 million to support $552 million of sales, or 2.5%, whereas Mac-Gray’s SG&A expense in the twelve-month period ended March 31, 2011, was $32.8 million to support just $320 million of sales, or 10.4%. We will work to recapture at least HALF of the difference between Mac-Gray’s SG&A as a percentage of sales and CoinMach’s, which would yield an incremental $12.7 million of annual EBITDA, or more than $6/share in equity value at the company’s current trading multiples. In our due diligence, we learned that one route operator with $150 million in annual sales had just seven people at corporate before it was acquired by one of Mac-Gray’s competitors. We believe that Mac-Gray’s bloated corporate cost structure is impeding its ability to compete with regional competitors on the basis of price, despite the considerable cost advantages that should emanate from the company’s status as the second largest player nationally.
•	Lower Capital Expenditure Per Unit of Equipment. Mac-Gray is the second largest operator of coin- and card-operated laundry routes in the United States, and we believe that its capital expenditures — in excess of $30 million annually — make it an important customer to its commercial laundry equipment suppliers. We believe that the company has not fully capitalized on its considerable buying power and believe there could be opportunities to reduce Mac-Gray’s equipment cost per unit by negotiating with or consolidating vendors.
•	Execute Intelligent Add-On Acquisitions. We believe that Mac-Gray is well positioned to further consolidate the route laundry space, and that there are multiple competitors of material size and strategic value to Mac-Gray with owners that are both financially motivated and economically rational (and thus likely to be realistic with respect to valuation expectations). However, we do not believe that these acquisitions should be consummated at any price; in our May 5 letter to you, our analysis showed that Mac-Gray overpaid for its last four acquisitions by at least $96 million, or $7/share! Our nominees have the ability to analyze the potential returns on these transactions and will ensure discipline on acquisition opportunities going forward.

•	Execute Strategic Disbursements. Mac-Gray operates in 44 states and overlaps with other well-capitalized competitors in many of those states. Our nominees, if elected, will conduct a review to determine whether Mac-Gray has failed to achieve the scale required in certain regions to generate sufficient EBITDA margins and returns on invested capital. We would then seek to sell those routes to the highest bidder and either redeploy capital in more attractive opportunities or return it to our stockholders. Our nominees would also be open to selling the entire company in the event a fair offer is received, unlike the current Board, which we believe rebuffed a bid from CoinMach at $13.75/share (just 13% below the current trading level) almost five years ago.
     We are highly concerned about our investment under the stewardship of the current Board. We note that the total number of laundry rooms under Mac-Gray’s management declined from 88,000 at the end of 2010 to 86,000 by the end of the first quarter of 2011, according to company-reported numbers. We calculate that Mac-Gray averages approximately 3,000 contract expirations per quarter, so a 2,000 decline in net laundry rooms in a single quarter supports our hypothesis that Mac-Gray’s bloated cost structure does not enable it to be price competitive or generate sufficient returns on invested capital. We believe that if this company does not become cost competitive NOW, its stockholders will suffer.
     All three of our nominees are independent and highly motivated to represent shareholder interests. We have substantial operating, financial and corporate governance experience, and more than 40 combined years of public company board experience.
     This is your best chance to effect change AND MAXIMIZE THE VALUE OF YOUR INVESTMENT in Mac-Gray. Make your vote count NOW.
Sincerely,
Richard Drexler
Michael Soenen
Benjamin Kovler
TUC Investor Value Creation Group, LLC

TIME IS SHORT AND YOUR VOTE IS IMPORTANT!
Remember, you can vote your shares by telephone or via the Internet.
Please follow the easy instructions on the enclosed GOLD proxy card.
If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,
INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-888-750-5834.
ON APRIL 21, 2011, TUC INVESTOR VALUE CREATION GROUP, LLC, TOGETHER WITH THE OTHER PARTICIPANTS NAMED HEREIN, FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY TUC INVESTOR VALUE CREATION GROUP, LLC, KOVPAK II, LLC, RICHARD DREXLER, MICHAEL J. SOENEN AND BENJAMIN KOVLER FROM THE STOCKHOLDERS OF MAC-GRAY CORPORATION, FOR USE AT ITS ANNUAL MEETING, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF MAC-GRAY CORPORATION FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WAS DISSEMINATED TO SECURITY HOLDERS ON OR ABOUT APRIL 22, 2011.
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